Exhibit 4

DESCRIPTION OF SECURITIES  REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

The common stock, without par value (the “common stock”), of Gentherm Incorporated (“Gentherm”, “the Company”, “we”, “our” and “us”) is the only class of securities of Gentherm registered under Section 12 of the Securities Exchange Act of 1934, as amended. The summary of the general terms and provisions of the common stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Michigan Business Corporation Act (the “MBCA”), our Second Restated Articles of Incorporation (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”). Our Articles and Bylaws are incorporated herein by reference and attached as exhibits to our Annual Report on Form 10-K of which this Exhibit 4 is a part.

Authorized Stock.  The Articles authorize the issuance of up to 59,991,000 shares of our capital stock, including 55,000,000 shares of common stock and 4,991,000 shares of preferred stock.

Dividends.  Subject to the preferential rights of any other class or series of our capital stock which may from time to time come into existence, holders of common stock are entitled to receive dividends on such shares out of our funds that we can legally use to pay dividends, when and if such dividends are declared by our board of directors. We have never paid any cash dividends on our common stock and do not anticipate paying dividends in the near future. Our bank credit facilities generally limit the payment of dividends on our common stock so long as such facilities are outstanding.

Voting Rights.  Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of our board of directors. Our common stock does not have cumulative voting rights. Whenever any action is to be taken by vote of the shareholders, other than the election of directors, it shall be authorized by a majority of the votes cast by holders of shares entitled to vote on the action, unless a vote of a greater number or voting by classes is required by the MBCA or the Articles. In the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected, subject to the majority voting policy contained in our Corporate Governance Guidelines, which requires any director nominee that receives a greater number of votes “withheld” than votes “for” his or her election to promptly tender his or her resignation, conditioned on acceptance by our board of directors.

Distribution on Liquidation or Dissolution.  Upon any liquidation, dissolution or winding up of the Company, voluntary or otherwise, subject to liquidation preference granted to the holders of any outstanding shares of preferred stock and after the payment of all of our debts and other liabilities, the holders of our common stock will be entitled to share ratably in all assets legally available for distribution to our shareholders.

Other Rights and Restrictions.  Each share of common stock has equal distribution, liquidation and other rights, and has no preference, conversion, exchange, sinking fund, redemption or preemptive rights.

Blank Check Preferred Stock. Our board of directors has the authority under the Articles to, without further action of the shareholders except as may be required by applicable laws or regulations including stock exchange rules, issue preferred stock and, for each such series of preferred stock, determine the preferences, rights (including voting and conversion rights), and other terms of any such series, which rights may be superior to the rights of the holders of our common stock.

The effects of the issuance of the preferred stock on the holders of our common stock could include:

•	reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on, or repurchases of, our common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of our common stock if the series of preferred stock has voting rights, including a possible “veto” power;

•	dilution of the equity interest of holders of our common stock if the series of preferred stock is convertible, and is converted, into our common stock; and

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restrictions on the rights of holders of our common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

Anti-Takeover Matters. Our preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sharing views with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

The Bylaws currently provide that the number of directors of the Company will not be less than seven nor more than eleven. The exact number of directors is to be specified by a resolution duly adopted by the board of directors or shareholders. The Bylaws provide that (i) subject to any further restrictions in the Articles, a change to the Bylaws specifying or changing a fixed number of directors or the maximum or minimum number of directors or changing from a fixed to a variable board or vice versa may only be adopted by approval of the outstanding shares; provided, however, that a Bylaw or amendment of the Articles reducing the fixed number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of action by written consent, are equal to more than 16-2/3% of the outstanding shares entitled to vote, and (ii) no amendment may change the stated maximum number of authorized directors to a number greater than two times the stated minimum number of directors minus one. These provisions may restrict the ability of a third party to remove incumbent directors and simultaneously gain control of the board of directors by filling the vacancies created by removal with its own nominees.

The Bylaws set forth advance notice procedures with regard to the nomination of candidates for election as directors or the proposal of other business to be presented at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely, reflect a proper matter for shareholder action and comply with various disclosure obligations. The advance notice requirements may have the effect of precluding the consideration of certain business at a meeting if the notice procedures are not properly followed.

The Company is subject to the provisions of Chapter 7A of the MBCA. In general, subject to certain exceptions, the MBCA prohibits a Michigan corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years following the date that such shareholder becomes an interested shareholder, unless (i) prior to such date, the board of directors approves the business combination or (ii) on or subsequent to such date, the business combination is approved by at least 90% of the votes of each class of the corporation’s stock entitled to vote and by at least two-thirds of such voting stock not held by the interested shareholder or such shareholder’s affiliates. The MBCA defines a “business combination” to include certain mergers, consolidations, dispositions of assets or shares and recapitalizations. An “interested shareholder” is defined by the MBCA to include a beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation.

Transfer Agent.  The transfer agent and registrar for our common stock is ComputerShare Trust Company, N.A.

Listing.  Our common stock is listed on The Nasdaq Global Select Stock Market under the symbol “THRM.”